Exhibit 10.2

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (the “Agreement”) is between Zsolt K. Bessko, the undersigned employee (hereinafter referred to as “Employee”), and Guaranty Bancorp (the “Bank”) regarding Employee’s separation from employment with the Bank.  The term “Bank” is deemed to include Guaranty Bancorp and its affiliates, subsidiaries, related companies and any employee benefit plans sponsored Guaranty Bancorp or any such entities, and their respective directors, trustees, officers, employees, administrators, attorneys, representatives and agents.

In exchange for the releases and other agreements specified in this Agreement, Employee and the Bank agree as follows:

1.             Termination Date.  Employee’s employment with the Bank will terminate effective April 15, 2009 due to job elimination.  Employee will be paid all wages or salary, all accrued, unused Flexible Time Off (FTO) and any other compensation due and owing to Employee through the end of employment.

2.             Severance Payment.  The Bank also agrees to pay Employee post-termination severance of $220,000, less appropriate deductions for federal and state withholdings, other applicable taxes and appropriate benefit deductions.  Employee acknowledges that this severance payment is additional consideration that would not otherwise be payable to Employee upon termination of employment.

3.             Release.  Employee understands this Agreement is a knowing and voluntary waiver of claims by Employee related to Employee’s employment with and separation from the Bank.  In exchange for the consideration set forth in this Agreement, and except for matters specifically reserved in this Agreement, Employee, and Employee’s representatives, successors and assigns, release and forever discharge the Bank from any and all claims, demands, damages, losses, obligations, rights and causes of action, whether known or unknown, including but not limited to, all claims, causes of action that Employee now has or has ever had against the Bank relating in any way to Employee’s employment at the Bank.  Employee agrees not to bring any lawsuits against the Bank relating to the claims that Employee has released nor will Employee allow any to be brought or continued on his or her behalf or in his or her name.  This Agreement does not affect Employee’s right to file a charge with or participate before the Equal Employment Opportunity Commission; however, Employee is waiving the right to recover damages and attorney’s fees from such a proceeding.

Without limiting the generality of the foregoing terms, the scope of Employee’s release under this Agreement specifically includes, but is not limited to, all claims for breach of contract, any other claim under the common law of the State of Colorado, including claims for tort, breach of implied contract, wrongful discharge, breach of a covenant of good faith and fair dealing, intentional infliction of emotional distress, defamation, injunctive relief, compensatory damages, punitive damages, equitable relief, attorney’s fees and costs, and any claims under the following statutes: Title VII of the Civil Rights Act of 1964 (as amended) (42 U.S.C. Sec. 2000 (e) et seq.), the Americans with Disabilities Act (42 U.S.C. Sec. 12101 et seq.), the Fair Labor Standards Act (29 U.S.C. Sec. 201 et seq., including the Equal Pay Act), 42 U.S.C. Sec. 1981 and C.R.S. Sec. 24-34-301 et seq. (1973), C.R.S. Sec. 8-4-101 et seq. (1973), the Rehabilitation Act of 1973, (as amended) (29 U.S.C. Sec. 791 et seq.), or under any state or federal wage, labor, employment, or anti-discrimination act, rule or regulation, or under any common law theory, either legal or equitable.

Initials	ZKB	LC
	Employee	Employer

Notwithstanding the foregoing, this Agreement shall not release, revoke, supersede or amend any rights the Employee may have under the Bank’s Change in Control Severance Plan, as such plan may be amended from time to time.

4.             Non-Disparagement.  Employee agrees not to disparage the business, products or reputation of the Bank.  The Bank in like manner, agrees not to disparage the reputation of the employee.

5.             Confidentiality.  Employee agrees not to disclose to anyone payroll, personnel, financial or other confidential information that Employee obtained or had access to as an employee of the Bank.  In addition, Employee agrees to keep this Agreement strictly confidential and not to disclose the terms of this Agreement to anyone other than the Employee’s spouse, tax advisor and attorney.

6.             Consideration Period.  Employee expressly acknowledges that the Bank has given him or her a period of at least seven (7) days within which to consider this Agreement.

7.             Consultation with Counsel.  Employee expressly acknowledges that the Bank has advised him or her to discuss all aspects of this Agreement with an attorney before signing this Agreement and that he or she has discussed, or in the alternative, has freely elected to waive any further opportunity to discuss, this Agreement with an attorney before signing it.

8.             Complete Understanding.  It is expressly understood that this Agreement reflects the complete understanding between the parties and there is no agreement or understanding between Employee and the Bank about or pertaining to the termination of Employee’s employment with the Bank or the Bank’s obligation to Employee with respect to such termination except what is set forth in this Agreement.

9.             Voluntary Execution.  Employee understands that it is his or her choice whether or not to enter into this Agreement and that his or her decision to do so is voluntary and is made knowingly.  Employee certifies that he or she has read this Agreement and that he or she fully understands and voluntarily agrees to the same.

10.           Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado.

11.           Counterparts.  This Agreement may be signed in counterparts, each of which shall have full force and effect.

EMPLOYEE:		BANK:

/s/ Zsolt K. Bessko		By:	/s/ Laurie Clyne
Name: Laurie Clyne
Title: SVP Human Resources

Date:	April 10, 2009	Date:	April 10, 2009

Initials	ZKB	LC
	Employee	Employer